________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

    [ ] Preliminary Proxy Statement

    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))

    [x] Definitive Proxy Statement

    [ ] Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

                                 PARAVANT INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

                              -------------------

Payment of Filing Fee (Check the appropriate box):

    [x] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

                                            ____________________________________

        (2) Aggregate number of securities to which transaction applies:

                                            ____________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                          ______________________________________

       (4) Proposed maximum aggregate value of transaction:

         _______________________________________________________________________

       (5) Total fee paid:

                                            ____________________________________

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid: ___________________

        (2) Form, Schedule or Registration No.: ___________________

        (3) Filing Party: ___________________

        (4) Date Filed: ___________________
________________________________________________________________________________

                                 PARAVANT INC.
                           1615A WEST NASA BOULEVARD
                            MELBOURNE, FLORIDA 32901
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 23, 2000

Dear Shareholder:

    On Thursday, March 23, 2000, Paravant Inc. will hold its 2000 Annual Meeting of Shareholders at the Sheraton Gateway Hotel Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337. The meeting will begin at 9:00 a.m., Eastern Time.

    We are holding this meeting to:

        1. Elect seven (7) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

        2. Attend to other business properly presented at the meeting.

    Your Board of Directors has selected January 17, 2000 as the record date for determining shareholders entitled to vote at the meeting.

    THIS PROXY STATEMENT, PROXY CARD AND PARAVANT'S 1999 ANNUAL REPORT TO SHAREHOLDERS ARE BEING MAILED ON OR ABOUT JANUARY 26, 2000. EACH SHAREHOLDER, EVEN THOUGH HE OR SHE MAY NOT PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                       By Order of the Board of Directors,

                                       WILLIAM R. CRAVEN
                                       President, Chief Operating Officer and
                                       Secretary

Melbourne, Florida
January 24, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
PROPOSALS YOU MAY VOTE ON...................................    2
    Proposal 1. Election of Directors.......................    2
STOCK OWNERSHIP.............................................    4
    Section 16(a) Beneficial Ownership Reporting
     Compliance.............................................    5
DIRECTORS AND EXECUTIVE OFFICERS............................    5
EXECUTIVE COMPENSATION......................................    7
    Summary Compensation Table..............................    7
    Option Grants During Fiscal Year 1999...................    8
    Agggregated Option Exercises During Fiscal Year 1999 and
      Fiscal Year End Option Values.........................    8
    Incentive Stock Option Plan.............................    9
    Description of Employment Agreements, Severance
     Arrangements and
      Change of Control Arrangements........................   10
CERTAIN TRANSACTIONS........................................   11
LEGAL PROCEEDINGS...........................................   12
INFORMATION CONCERNING INDEPENDENT AUDITORS.................   12
SHAREHOLDER PROPOSALS.......................................   12
OTHER MATTERS...............................................   12
ANNUAL REPORT...............................................   12

                             QUESTIONS AND ANSWERS

Q: WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent this proxy statement and the enclosed proxy card because Paravant's
   Board of Directors is soliciting your proxy to vote your shares at Paravant's 2000 Annual Meeting of Shareholders. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ('SEC') and which is designed to assist you in voting.

Q: WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A: The Annual Meeting will be held on Thursday, March 23, 2000, at 9:00 a.m. at the Sheraton Gateway Hotel Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337.

Q: WHAT MAY I VOTE ON?

A: The election of seven directors to hold office until the next Annual Meeting of Shareholders.

Q: HOW DOES PARAVANT'S BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSAL?

A: Paravant's Board recommends a vote FOR the proposal.

Q: WHO IS ENTITLED TO VOTE?

A: Only those who owned Paravant common stock at the close of business on January 17, 2000 (the 'Record Date') are entitled to vote at the Annual Meeting.

Q: HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposal. You have the right to revoke your proxy at any time before the meeting by: (1) notifying Paravant's Corporate Secretary; (2) voting in person; or (3) returning a later-dated proxy card.

Q: HOW MANY SHARES CAN VOTE?

A: As of the Record Date, 17,616,174 shares of Paravant's common stock were issued and 17,522,270 shares of Paravant's common stock were outstanding. Every Paravant shareholder is entitled to one vote for each share of common stock held on the Record Date.

Q: WHAT IS A 'QUORUM'?

A: A 'quorum' is a majority of the outstanding shares of Paravant's common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker 'non-votes' (proxies received from brokers or other nominees indicating that they have not received voting instructions from the beneficial owner or the matter for which the brokers or nominees do not have discretionary authority) will be treated as shares present, but not voting.

Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: Although we do not know of any business to be considered at the Annual
   Meeting other than the proposal described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William R. Craven, Paravant's President, Chief Operating Officer and Secretary and Kevin J. Bartczak, Paravant's Vice President, Chief Financial Officer and Treasurer, or either of them, to vote on such matters at their discretion.

Q: WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF
   SHAREHOLDERS DUE?

A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing, no later than September 30, 2000, to William R. Craven, President, Chief Operating Officer and Secretary, Paravant Inc., 1615A West Nasa Boulevard, Melbourne, Florida 32901.

Q: WHO WILL PAY FOR THIS PROXY SOLICITATION?

A: Paravant will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation materials, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

                           PROPOSALS YOU MAY VOTE ON

PROPOSAL 1. ELECTION OF DIRECTORS

    At the Annual Meeting, you and the other shareholders will elect the seven individuals to serve as directors until the 2001 Annual Meeting. The Board of Directors has nominated Krishan K. Joshi, Richard P. McNeight, William
R. Craven, James E. Clifford, C. Hyland Schooley, Michael F. Maguire and John
P. Singleton to stand for re-election at the Annual Meeting. Detailed information on each nominee is provided on pages 5 to 7. Each of the nominees for director is a current member of the Board of Directors.

    The individuals named as proxies will vote the enclosed proxy for the re-election of Messrs. Joshi, McNeight, Craven, Clifford, Schooley, Maguire and Singleton unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

    The full Board of Directors considers all major decisions concerning Paravant. However, the Board has established the following three standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

        Compensation Committee. The Compensation Committee reviews and approves Paravant's compensation plans covering the executive officers; reviews the competitiveness of Paravant's total compensation practices; and determines the annual base salary and incentive awards to be paid to the executive officers. All recommendations regarding compensation arrangements for Mr. Joshi are made by Mr. Maguire and Mr. Singleton only. The members of the Compensation Committee are currently Krishan K. Joshi, James E. Clifford, Michael F. Maguire and John P. Singleton. The Compensation Committee held three meetings in fiscal 1999.

        Audit Committee. The Audit Committee reviews the professional services and independence of Paravant's independent auditors, and Paravant's accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors for appointment the firm selected to be independent public accountants for Paravant and monitors the performance of such accounting firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants Paravant's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on Paravant that may be brought to its attention by management, the independent accountants or the Board; and evaluates all public financial reporting documents of Paravant. The members of the Audit Committee are currently Michael F.

    Maguire, John P. Singleton and William R. Craven. The Audit Committee held three meetings in fiscal 1999.

        Stock Option Committee. The Stock Option Committee is responsible for recommending to the board the recipients of options to purchase shares of Paravant's common stock, determining the terms and conditions and number of shares of common stock subject to each option and making any other determinations necessary or advisable for the administration of Paravant's Incentive Stock Option Plan and Non-Employee Director Stock Option Plan (other then the grant of options under the Non-Employee Director Stock Option Plan). The members of the Stock Option Committee are currently Krishan K. Joshi, James E. Clifford, Michael F. Maguire and John
    P. Singleton. The Stock Option Committee held three meetings in fiscal 1999.

    Paravant does not have a nominating committee. This function is performed by the Board of Directors. The Board of Directors met nine times during fiscal 1999. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he served during fiscal 1999.

COMPENSATION OF DIRECTORS

    Directors who are not employees of Paravant are paid $12,000 annually plus $1,000 for each Board meeting attended and $500 for each committee meeting attended if such meeting occurs on a day other than a scheduled meeting of the Board of Directors. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of Paravant receives separate compensation for services rendered as a director.

NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In order to attract and retain the services of members of the Board of Directors who are not employees of Paravant and to provide them with increased motivation and incentive to exert their best efforts on behalf of Paravant by enlarging their personal stake in Paravant, Paravant has adopted the Nonemployee Director Stock Option Plan, pursuant to which stock options covering an aggregate of 225,000 shares of common stock may be granted to such nonemployee directors. The options granted under the this plan are 'nonqualified options' (i.e., options that do not qualify as incentive stock options under the Internal Revenue Code).

    Pursuant to this plan, grants of options for the purchase of 10,000 shares of common stock are automatically made to nonemployee directors, subject to such shares being available for options under the Plan. In accordance with the terms of this plan, options for the purchase of 10,000 shares at $2.156 per share were granted to each of Messrs. Maguire and Singleton in March 1999. Thereafter an option for the purchase of 10,000 shares at the then-current fair market value of the common stock will be granted to each other nonemployee director upon such director's initial election or appointment as a nonemployee director and at the annual meeting of the Board immediately following the annual meeting of shareholders, subject in each case to such shares being available for options under this plan. All options granted under this plan are non-incentive options. If an insufficient number of shares remain available for the grant of such options under this plan, the remaining shares that are available will be granted with such remaining shares prorated among the nonemployee directors.

NONEMPLOYEE DIRECTORS' SPECIAL STOCK OPTIONS

    In addition to the stock options granted under the Nonemployee Director Stock Option Plan, Paravant has granted special options to the nonemployee directors on certain occasions. On December 15, 1998, Paravant granted options for the purchase of 11,000 shares of common stock at $2.13 per share to Mr. Singleton. These special options were generally granted in appreciation for extra efforts made by Mr. Singleton on behalf of Paravant. Although not granted under the Nonemployee Directors' Stock Option Plan, these special options are nonqualified and are subject to terms substantially similar to those applicable to options granted under the Nonemployee Directors' Stock Option Plan.

VOTE REQUIRED; RECOMMENDATION

    The seven nominees for re-election as directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the seven nominees for director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. A properly executed proxy marked 'WITHHOLD AUTHORITY' with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Your Board of Directors unanimously recommends a vote FOR each of the nominees for re-election as a director.

                                STOCK OWNERSHIP

    The following table shows the amount of common stock of Paravant beneficially owned (unless otherwise indicated) by (i) any person who is known by Paravant to be the beneficial owner of more than 5% of the outstanding shares of Paravant's common stock, (ii) Paravant's directors (iii) the executive officers named in the Summary Compensation Table set forth below and (iv) all of Paravant's directors and executive officers as a group (all as of the Record
Date):

                                                                          SHARES OF PARAVANT COMMON
                                                                          STOCK BENEFICIALLY OWNED
                                                            -----------------------------------------------------
                                                                     NUMBER                      PERCENT
                                                                     ------                      -------
Directors and other named Executive Officers
Krishan K. Joshi(1).......................................          1,459,110                      8.3%
Richard P. McNeight(2)....................................          1,086,613                      6.2
James E. Clifford.........................................            695,666                      4.0
C. Hyland Schooley........................................            652,750                      3.7
John P. Singleton(3)......................................            102,000                 *
Michael F. Maguire(4).....................................             56,500                 *
All executive officers and directors as a group                     4,564,783                     25.2
  (9 persons)(5)..........................................

Shareholders
C. David Lambertson ......................................            882,167                      5.0
  4391 Dayton Xenia Road,
  Dayton, OH 45432
Edward W. Stefanko .......................................            882,167                      5.0
  4391 Dayton Xenia Road,
  Dayton, OH 45432

---------

*  Less than 1% of the outstanding common stock.

(1) The number of shares shown in the table includes (i) 130,620 shares held by UES, Inc. of which Mr. Joshi owns 58% of the outstanding shares of its common stock and which, as a result, he controls; (ii) 347,480 shares held by Mr. Joshi's spouse and (iii) 141,668 shares subject to options that are currently exercisable.

(2) The number of shares shown in the table includes 163,667 shares subject to options that are currently exercisable.

(3) The number of shares shown in the table includes 53,000 shares subject to options that are currently exercisable.

(4) The number of shares shown in the table includes 46,500 shares subject to options that are currently exercisable.

(5) The number of shares shown in the table includes 616,836 shares subject to options that are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Paravant's directors, executive officers and persons holding more than ten percent of Paravant's common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish Paravant with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and Paravant must identify in this proxy statement those persons who did not file these reports when due.

    Based solely on its review of copies of the reports received by Paravant and written representations from certain reporting persons, Paravant believes that only the following reports were not timely filed in fiscal 1999: Mr. Joshi failed to timely file a Form 4 relating to an indirect disposition of shares in April 1999 until July 1999; UES failed to timely file a Form 4 relating to a direct dispostion of shares in April 1999 and two Form 4's for direct dispositions of shares due for April and June 1998 until a Form 5 was filed in July 1999; UES Florida, Inc. failed to timely file a Form 4 due for a direct disposition of shares due for July 1997 until a Form 5 was filed in July 1999; and Mr. Lary J. Beaulieu failed to timely file a Form 4 relating to a direct acquisition of shares in December 1998 until February 1999.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information as of January 21, 2000, concerning Paravant's directors and executive officers.

                                                                                          YEAR FIRST
                                     PRESENT POSITION(S)                                   BECAME A
NAME                                    WITH PARAVANT                               AGE    DIRECTOR
----                                 -------------------                            ---   ----------
Krishan K. Joshi.....................Chairman, Chief Executive Officer and           62       1989
                                       Director(1)(3)

William R. Craven....................President, Chief Operating Officer, Director    51       1994
                                       and Secretary(2)

Kevin J. Bartczak....................Vice President, Chief Financial Officer,        46      --
                                         Treasurer, and Assistant Secretary

James E. Clifford....................Vice President of Mergers and Acquisitions and  63       1998(1)
                                         Director(1)(3)

Richard P. McNeight..................President of Paravant Computer Systems, Inc.    49       1994
                                         and Director

C. Hyland Schooley...................President of STL of Ohio, Inc. and Director     66       1998

Michael F. Maguire...................Director(1)(2)(3)                               73       1995

John P. Singleton....................Director(1)(2)(3)                               63       1997

---------

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Stock Option Committee

    Krishan K Joshi. From 1976 to date, Mr. Joshi has served as founder, chairman and president of UES, a technology development company. Following the acquisition of a controlling interest in Paravant by UES in December of 1989, he became Chairman, Chief Executive Officer and President of Paravant. However, in April 1994, he resigned as President of Paravant, and he continues to serve as Chairman and Chief Executive Officer. He has also been Chairman of Astro Industries, Inc., a manufacturer and distributor of aerospace wire and cable products, since August 1980. He holds a Bachelor of Science degree in Mathematics and Physics from Punjab University in India, a Bachelors degree in Aeronautical and Astronautical Engineering from Ohio State University and Master of Science degree in Engineering from the University of Dayton, Ohio, and has engaged in Doctoral studies in Mechanical Engineering at the University of Cincinnati.

    William R. Craven. Mr. Craven joined Paravant in September 1991 as a Vice President in charge of Marketing and served in that capacity continually to December 1998, when he became Vice President in charge of Business Development. As of January 1, 2000, Mr. Craven has been named President and

Chief Operating Officer of Paravant. He has served as the Secretary and a director of Paravant since 1994. From 1990 to 1991, he was employed as a Vice President of Marketing for Telxon Corp., a manufacturer of hand-held computers and software systems. From 1982 to 1990, he served as a Vice President of Mead Corp., a manufacturer of paper products and provider of electronic services, in a variety of positions, including marketing, product development and joint ventures. For three years during that period, he acted as President of Seiko Mead Company, a Japanese-American joint venture established to manufacture color computer printers and copiers. He was employed as a Director of Marketing by Gentech Industries, a manufacturer of packaging materials and systems, from 1979 to 1982. He also served as Sales and Product Managers for Champion International, a manufacturer of paper products, from 1971 until 1979.
Mr. Craven holds a Bachelor of Science degree in Physics and Mathematics from Birmingham Southern College.

    Kevin J. Bartczak. Mr. Bartczak joined Paravant as Vice President, Chief Financial Officer and Treasurer in February 1995 and became Assistant Secretary in November 1997. From 1993 to 1995, he served as Chief Financial Officer, Secretary and Director of Opto Mechanik, Inc. ('OMI'), a manufacturer of electro-optical fire control and assemblies for weapons systems. Mr. Bartczak was employed from 1987 to 1993 as a division controller of Harsco Corporation, a manufacturer of heavy equipment and land combat systems. From 1984 to 1987, he was also employed as a division controller of General Defense Corporation, a manufacturer and developer of ammunition, radar guidance and weapon systems.
Mr. Bartczak served from 1981 to 1984 as a division controller and manager of corporate accounting of Elkem Metal Company, a producer of metal alloys. From 1979 to 1981, he functioned as senior accountant for the Cyclops Corporation, a producer of specialty steel, industrial and residential building products and consumer electronics. As a certified public accountant, he worked as an audit supervisor for Arthur Young & Co. from 1975 to 1979. Mr. Bartczak holds a Bachelor of Science degree in Business Management from Indiana University of Pennsylvania.

    James E. Clifford. Upon the completion of Paravant's acquisition of EDL-STL, Mr. Clifford became Vice President of Mergers and Acquisitions of Paravant, Executive Vice President, Chief Operating Officer, Secretary and Treasurer of STL of Ohio, Inc. and a director of Paravant. From 1995 to December 1997,
Mr. Clifford was a director of Paravant. From 1989 to October 1998,
Mr. Clifford served as President and Director of EDL, a manufacturer of aircraft avionics and flight control electronics. From 1983 to 1989, Mr. Clifford served as President of STL, a manufacturer and developer of militarized electronic defense systems. Mr. Clifford served as an officer in the U.S. Air force for 23 years, attaining the rank of Colonel specializing in air lift and aircraft acquisition programs. Mr. Clifford holds Bachelors and Masters of Science degrees in Electrical Engineering from Oklahoma State University.

    Richard P. McNeight. From June 1994 to date, Mr. McNeight has served as President of Paravant Computer Systems, Inc. and a director of Paravant. From 1984 until June 1994, Mr. McNeight served as a Vice President and General Manager of Paravant Computer Systems, Inc. From 1982 to 1984, he was employed by Siemen's Corporation as a senior member of its systems engineering staff. From 1972 to 1982, he worked for ITT's North Telecommunications Division in several positions as a software engineering director and manager and engineer.
Mr. McNeight holds a Bachelors degree in Applied Science/Engineering from the University of Wisconsin and a Masters degree in Computer Information/Control Engineering from the University of Michigan.

    C. Hyland Schooley. Upon the completion of Paravant's acquisition of STL, Mr. Schooley became a director of Paravant. He has served as the President of STL since its founding in April 1990 and is now President of STL of Ohio, Inc. STL of Ohio, Inc. is the successor company to STL following the acquisition by Paravant. Prior to forming STL, he held various positions for 28 years with Systems Research Laboratories, Inc. (SRL) in Dayton, Ohio. His final position at SRL was that of Manager of the SIGINT Division. Prior to joining SRL, he held engineering positions with NCR and Hughes Aircraft Co. He holds a Bachelor of Science degree in Electrical Engineering from the University of Missouri (Columbia) and has attended graduate school at Ohio State University.

    Michael F. Maguire. Since 1986, Mr. Maguire has been employed as President of Maguire Investment Management, Inc., a consulting firm founded by him. From 1973 through 1986, he was an officer of Harris Corp., a computer manufacturer, attaining the position of senior vice president. From

1962 to 1973, Mr. Maguire served in various capacities with Perken Elmer, a manufacturer of analytical instruments and life-science systems, including as an engineering manager, vice president, general manager and group vice president. From 1950 to 1962, he held various engineering design and management positions with General Electric, Pratt & Whitney, and Sperry Rand companies. He is currently a director of Health First Health Plans. Mr. Maguire previously served as a director of OMI. In 1950, he received a Bachelor of Science degree in electrical engineering from Rensselear Polytechnic Institute and in 1955 a Masters of Science degree from the University of Connecticut.

    John P. Singleton. Since 1996, Mr. Singleton has been employed as President of Singleton and Associates, a computer technology and consulting firm founded by him. From 1992 to 1996, he was Vice President and General Manager of Business Development for IBM/Integrated Systems Solution Corporation. From 1982 to 1992, Mr. Singleton was an officer of Security Pacific Corporation, the fifth largest bank in the United States, attaining the position of Vice Chairman and Chief Operating Officer of the corporation and member of the Office of the Chairman. From 1976 to 1982, he was the Executive Vice President of Data Processing and Bank Operations for the Maryland National Bank. From 1973 to 1976,
Mr. Singleton held the position of President and Chief Executive Officer, MISAC for Great Western Finance Corporation, Information Systems Subsidiary. From 1971 to 1973, he was the Senior Vice President of Data Processing and Bank Operations for Security National Bank. From 1969 to 1971, Mr. Singleton was the Chief Operating Officer of the Data Processing Division for the Federal Reserve Board. He is currently a director and chairman of the board for IFS International, Inc., an integrated banking solutions company. Mr. Singleton is also a director for Tech-Metrics, Inc. and a board member for the California Angels American League Baseball Team. Mr. Singleton holds a Bachelor of Science degree in Business Management from Arizona State University.

                             EXECUTIVE COMPENSATION

    Under rules established by the SEC, Paravant is required to provide certain information concerning total compensation earned or paid to: (1) the Chief Executive Officer and (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 1999 (the 'Named Executive Officers').

SUMMARY COMPENSATION TABLE

    The following table sets forth certain compensation information for the Named Executive Officers.

                                            ANNUAL COMPENSATION                                 LONG TERM COMPENSATION
                                           ----------------------                      ----------------------------------------
                                                                                          AWARDS                      PAYOUTS
                                                                                          ------       SECURITIES     -------
                                                                         OTHER          RESTRICTED     UNDERLYING      LTIP
                                  FISCAL                                 ANNUAL            STOCK        OPTIONS/      PAYOUTS
  NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)   BONUS ($)   COMPENSATION ($)   AWARD(S) ($)     SARS (#)      ($)(1)
  ---------------------------      ----    ----------   ---------   ----------------   ------------     --------      ------
Krishan K. Joshi(3) ............   1999     107,147      25,000        -0-               -0-            125,000       -0-
 Chairman and Chief Executive      1998     117,846       -0-          -0-               -0-            150,000       -0-
 Officer                           1997      52,000       -0-          -0-               -0-             -0-          -0-

James E. Clifford(4) ...........   1999     169,963      61,187        -0-               -0-             -0-           5,000
 Vice President - Mergers and      1998       --          --           --                 --              --           --
 Acquisitions                      1997       --          --           --                 --              --           --

Richard P. McNeight ............   1999     179,224      43,258        -0-               -0-             45,000        4,999
 President - Paravant Computer     1998     168,614      40,000        -0-               -0-             28,000        4,683
 Systems, Inc.                     1997     160,008      40,000        -0-               -0-             40,000        4,117

C. Hyland Schooley(4) ..........   1999     155,076      55,827        -0-               -0-             -0-           5,000
 President - STL of Ohio, Inc.     1998       --          --           --                 --              --           --
                                   1997       --          --           --                 --              --           --

Edward W. Stefanko(5) ..........   1999     168,661      60,718        -0-               -0-             -0-           5,000
 President - Engineering           1998       --          --           --                 --              --           --
 Development Laboratories, Inc.    1997       --          --           --                 --              --           --


                                       ALL OTHER
  NAME AND PRINCIPAL POSITION     COMPENSATION ($)(2)
  ---------------------------     -------------------
Krishan K. Joshi(3) ............        14,833
 Chairman and Chief Executive         -0-
 Officer                              -0-
James E. Clifford(4) ...........        67,464
 Vice President - Mergers and          --
 Acquisitions                          --
Richard P. McNeight ............        23,759
 President - Paravant Computer        -0-
 Systems, Inc.                        -0-
C. Hyland Schooley(4) ..........        62,030
 President - STL of Ohio, Inc.         --
                                       --
Edward W. Stefanko(5) ..........        67,464
 President - Engineering               --
 Development Laboratories, Inc.        --

    -------------

(1) Represents matching funds for 401(k) Profit Sharing Plan.

(2) Represents deferred compensation pursuant to the terms of the Deferred Compensation Plan that provides for a certain percentage of the officers' annual compensation be deferred annually.

(footnotes continued on next page)

(footnotes continued from previous page)

(3) Reflects compensation for Mr. Joshi's part-time work for Paravant.

(4) Messrs. Clifford and Schooley were not employed by Paravant prior to fiscal 1999.

(5) Mr. Stefanko was not employed by Paravant prior to fiscal 1999 and resigned as President of EDL in January 2000.

OPTION GRANTS DURING FISCAL YEAR 1999

    The following Table provides information related to options granted to the Named Executive Officers during the fiscal year ended September 30, 1999. No stock appreciation rights were issued by Paravant during fiscal 1999.

                                               NUMBER OF
                                               SECURITIES     PERCENT OF TOTAL
                                               UNDERLYING     OPTIONS GRANTED    EXERCISE OR
                                                OPTIONS         TO EMPLOYEES     BASE PRICE    EXPIRATION
                   NAME                      GRANTED (#)(1)    IN FISCAL YEAR     ($/SH)(1)       DATE
                   ----                      --------------    --------------     ---------       ----
Krishan K. Joshi,
  Chairman and Chief
  Executive Officer........................      25,000              5.3%           2.13        11/19/03
                                                100,000             21.3            2.34        12/15/03
James E. Clifford,
  Vice President - Mergers
  and Acquisitions.........................     -0-                  0.0            -             --
Richard P. McNeight,
  President - Paravant
  Computer Systems, Inc....................      45,000              9.6            1.94        11/19/08
C. Hyland Schooley,
  President - STL of Ohio, Inc.............     -0-                  0.0           --             --
Edward R. Stefanko,
  President - Engineering
  Development Laboratories, Inc............     -0-                  0.0           --             --

---------

(1) The right to exercise the options is vested over a three-year period from the date of grant, with one-third of the options subject to grant to become vested (and consequently exercisable) on each of the first three anniversaries of the date of grant.

(2) Excludes options granted in November 1999 under the Paravant Incentive Stock Option Plan for 25,000 shares of common stock at an exercise price of $2.625 per share to Mr. Bartczak.

AGGREGATED OPTION EXERCISES DURING FISCAL YEAR 1999 AND FISCAL YEAR END OPTION VALUES

    The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended September 30, 1999 and the number and value of options and stock appreciation rights held at fiscal year end which are currently exercisable.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                          OPTIONS AT FY-END             AT FY-END ($)(1)
                              ACQUIRED ON       VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   ------------   -----------   -------------   -----------   -------------
Krishan K. Joshi,
Chairman and Chief
Executive Officer.                --             --             50,000         225,000     $-0-    $        4,525
James E. Clifford,
  Vice President - Mergers
  and Acquisitions..........     --            --             --             --             --             --
Richard P. McNeight,
  President - Paravant
  Computer Systems, Inc.....    120,000       231,840        126,001         76,999         76,140         16,875

                                              (table continued on next page)

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SHARES                          OPTIONS AT FY-END             AT FY-END ($)(1)
                              ACQUIRED ON       VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              ------------   ------------   -----------   -------------   -----------   -------------
C. Hyland Schooley,
  President - STL of Ohio,
  Inc.......................     --            --             --             --             --             --
Edward W. Stefanko,
  President - Engineering
  Development Laboratories,
  Inc.......................     --            --             --             --             --             --

(table continued from previous page)

---------

(1) The values of Unexercised-in-the-Money Options represents the aggregate amount of the excess of $2.313, the closing sales price for a share of common stock on September 30, 1999, over the relevant exercise price of all 'in-the-money' options held on such date.

INCENTIVE STOCK OPTION PLAN

    Under Paravant's Incentive Stock Option Plan, options to purchase a maximum of 2,955,000 shares of common stock may be granted to officers, directors and other key employees of Paravant. Options granted under the Incentive Plan are intended to qualify as 'incentive stock options' as defined in the Internal Revenue Code.

    The Incentive Plan is administered by the Board of Directors and the Stock Option Committee, which determines which persons are to receive options, the number of options granted and the exercise prices thereof. In the event an optionee voluntarily terminates his employment with Paravant, the optionee generally has the right to exercise his accrued options within thirty days of such termination. If an optionee's employment is involuntarily terminated other than because of death, he has the right to exercise his accrued options within thirty days of such termination. Upon death, the optionee's estate or heirs have one year to exercise said optionee's accrued options. The maximum term of any option is generally ten years, and the option price per share may not be less than the fair market value of Paravant's shares at the date the option is granted. However, options granted to persons owning more than 10% of Paravant's voting shares may not have a term in excess of five years, and the option price per share may not be less than 110% of fair market value. Paravant may redeem any accrued but unexercised option held by an optionee by paying him the difference between the option exercise price and the then fair market value.

    If the aggregate fair market value of the shares of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as incentive options and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by considering options in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Incentive Plan.

    Options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Incentive Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such option, under certain conditions. The Incentive Plan will terminate on December 22, 2004 or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. As of January 12, 2000, options to acquire an aggregate of 890,500 shares of Paravant's common stock at exercise prices ranging from $0.72 per share to $6.00 per share had been granted under the Incentive Plan to key employees and directors. In the case of options granted under the Incentive Plan to employees, such options vest and are exercisable at a rate no greater than 33 1/3% each continuous year in which the employee is employed on a full time basis by Paravant.

DESCRIPTION OF EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS AND
CHANGE OF CONTROL ARRANGEMENTS

    Paravant has entered into an employment agreement with Mr. McNeight providing for an annual salary at $181,680. The agreement will terminate on December 31, 2001. The agreement provides for payments of compensation in the event of disability or death for twelve (12) months. The agreement provides for severance pay of full compensation for two (2) years in the event of termination of employment by Paravant without cause. The agreement also provides for immediate vesting of granted but unvested stock options and other benefits to the extent permitted under the Internal Revenue Code in the event of termination of employment by Paravant without cause, due to disability, or in the case of a change of control (defined to include a sale, merger of combination wherein the resulting entity controls 33% or more of the voting stock and there is more than a 50% change in the composition of the Board). In addition, the agreement provides for 12 months additional severance benefits in the event Mr. McNeight is terminated without cause during the first six months following a change of control. The agreement also includes a covenant not to compete which precludes engaging in the design, manufacture or sale of rugged computers within the United States after the term of employment for a period of two (2) years. The agreement contemplates that the term of employment thereunder and certain other terms thereof will be reviewed at the first Board meeting in each fiscal year for the succeeding calendar year.

    On October 1, 1998, Paravant and each of Messrs. Clifford, Stefanko, Schooley and Lambertson entered into employment agreements. Pursuant to these employment agreements, Paravant has agreed to employ each such person for a period of forty-two months, and each employee has committed to be employed for a period ending no later than December 31, 2000. Each such employee is entitled to terminate his employment at any time if such employee recommends a qualified replacement to perform his job responsibilities and the other employees who were former EDL-STL shareholders approve, and Paravant approves, such qualified replacement. If Paravant's consent is unreasonably withheld, no damages would be payable, but the employee would be entitled to receive any cash earn-out provided for in connection with the EDL-STL acquisition which should have been paid as a performance bonus or additional compensation. If any such employee terminates his employment prior to December 31, 2000 (other than by reason of death or disability) with approval of Paravant, he will forfeit his share of such cash earn-out for any period ending after the date on which he terminates his employment. Pursuant to the employment agreements, Mr. Clifford serves as Executive Vice President, Secretary, Treasurer and Chief Operating Officer of STL at an annual salary of $169,300, Mr. Stefanko served as President and Chief Executive Officer of EDL at an annual salary of $169,300, Mr. Schooley serves as President of STL at an annual salary of $154,474 and Mr. Lambertson serves as Senior Vice President, Engineering of EDL at an annual salary of $169,300. Each of the employment agreements also includes a covenant pursuant to which each such employee has agreed that during the term of employment and for a period of five years thereafter, he shall not (except on behalf of Paravant or a subsidiary of Paravant while employed by Paravant or a subsidiary, or otherwise in accordance with Paravant's written consent) engage, directly or indirectly, in any business which competes in any manner within the United States with Paravant's business of design, manufacture, repair and sale of rugged and customized computer systems and medical computer assemblies or in any other business of design, development, manufacturing, sales or service engaged in or acquired by Paravant or any subsidiary of Paravant as of the date of the employment agreement or in which Paravant employs the employee during his employment under the employment agreement. In January 2000, Mr. Stefanko resigned as President and Chief Executive Officer of EDL pursuant to an agreement whereby Mr. Stefanko will continue to receive his current salary and certain benefits through March 31, 2002.

    In connection with the acquisition of EDL-STL, Mr. Schooley and Paravant entered into a non-competition agreement pursuant to which Mr. Schooley is precluded from competing for a period of 15 years from October 1, 1998, with Paravant or its subsidiaries throughout the United States or its possessions or territories or elsewhere throughout the world in Paravant's business, EDL's business or the business of STL which was included in the assets purchased by Paravant from STL.

                              CERTAIN TRANSACTIONS

    In December 1991, Messrs. McNeight, Craven and Joshi were granted options covering 148,617 shares, 297,231 shares and 445,848 shares, respectively, of common stock held by UES Florida, Inc., a subsidiary of UES and an affiliate of Paravant, each at an adjusted exercise price of $.15 per share. During April and June 1998, Messrs. McNeight, Craven and Joshi purchased 148,617 shares, 148,614 shares and 445,848 shares, respectively, of common stock from UES, a successor of UES Florida, Inc., pursuant to exercises of these options. During September 1999, Mr. Craven purchased 148,614 and 148,615 shares, respectively, of common stock from UES, a successor of UES Florida, Inc., pursuant to exercise of these options.

    On July 2, 1998, Paravant entered into a loan agreement with UES, an affiliate, which is controlled by Mr. Joshi. The note receivable of $750,000 bore interest at 7%, payable monthly, and was due and paid in full on December 31, 1998. The note was personally guaranteed by Mr. Joshi and was secured by a pledge of shares of common stock owned by UES.

    On June 3, 1998, Paravant entered into a loan agreement with Mr. McNeight in order to advance him funds to pay the exercise price on certain stock options and taxes related thereto. The note receivable of $215,684 bears interest at the rate of interest then applicable for borrowing by Paravant under its then-existing line of credit or other primary lending arrangement with its primary lender, with interest payable annually, and matures on June 3, 2003.

    On October 8, 1998, following approval by Paravant's shareholders, Paravant consummated the acquisition of EDL-STL (the 'EDL-STL Acquisition'), effective October 1, 1998, acquiring all of the outstanding capital stock of EDL and substantially all of the assets of STL, EDL's majority-owned subsidiary in exchange for aggregate consideration consisting of (A) $8.7 million in cash, (B) three-year $4.8 million notes bearing interest at the rate of 8% and (C) 3,950,000 shares of common stock. In addition, a contingent cash earn-out will be payable by Paravant under specified circumstances over a period of up to five years based on EDL-STL's future profits. Messrs. Clifford, Stefanko, Schooley and Lambertson, each of whom is now either an executive officer or an owner of 5% of more of the outstanding shares of common stock, were shareholders of either EDL or STL and received the following in connection with the EDL-STL
Acquisition:

             NAME                  CASH      PRINCIPAL AMOUNT OF NOTE   SHARES OF COMMON STOCK
             ----                  ----      ------------------------   ----------------------
James E. Clifford.............  $1,550,000          $1,079,333                 882,167
Edward W. Stefanko............  $1,550,000          $1,079,333                 882,167
C. Hyland Schooley............  $1,175,000          $  781,000                 651,750
C. David Lambertson...........  $1,550,000          $1,079,333                 882,167

    In addition, each of Messrs. Clifford, Stefanko, Schooley and Lambertson may receive earn-out amounts as described above and entered into employment agreements with Paravant as described in 'Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements.'

    Beaver Creek Enterprises, an Ohio partnership among certain UES employees, including Mr. Joshi, owns a three bedroom residential condominium in Melbourne, Florida, consisting of approximately 1,450 square feet. The partnership rents this apartment to Paravant at $1,000 per month that includes its apportioned real estate taxes, pursuant to a month to month lease arrangement. For the fiscal years ended September 30, 1999 and 1998, Paravant paid such partnership $12,000 and $12,000, respectively, for the use of such condominium. This apartment is used to house Paravant's executives, including Messrs. Craven and Joshi, when they are visiting Paravant's headquarters, as well as select customers.

    Beavercreek owns the building located at 4391 Dayton-Xenia Road, Dayton, Ohio 45432. The principal executive offices of EDL and STL of Ohio (STL) are located in this building and are rented under separate leases with Beavercreek.

    The offices of STL are rented pursuant to a lease dated September 1, 1999 between Beavercreek Enterprises and STL for a lease term beginning September 1, 1999 and ending on August 31, 2004. The lease payments are $13,759 from September 1, 1999 to August 31, 2000. From September 1, 2000 through August 31, 2001 lease payments will be $14,030 per month. For the one year periods ended

August 31, 2002, 2003 and 2004 the monthly lease payments will be $14,307, $14,589 and $14,877, respectively.

    The offices of EDL are rented pursuant to a lease dated September 1, 1999 between Beavercreek Enterprises and EDL for a lease term beginning September 1, 1999 and ending on August 31, 2004. The lease payments are $10,938 from September 1, 1999 to August 31, 2000. From September 1, 2000 through August 31, 2001 lease payments will be $12,665 per month. For the one year periods ended August 31, 2002, 2003 and 2004 the monthly lease payments will be $14,449, $14,738 and $15,032, respectively.

                               LEGAL PROCEEDINGS

    On September 18, 1996, a former controller of Paravant filed an action in the Circuit Court of the State of Florida, Brevard County, entitled Christopher
R. Exley v. Paravant Computer Systems, Inc., Richard P. McNeight, William R Craven, UES of Florida, Inc. and Krishan K Joshi (Case No. 96-15091 CA), against Paravant and certain of its officers, directors and principal stockholders, alleging, among other things, retaliatory personnel actions by the defendants. Plaintiff alleges that he was improperly terminated in December 1994 because of his refusal to account for certain transactions in a specified manner. Paravant will continue to vigorously defend itself in this matter. Management of Paravant believes that the ultimate resolution of this matter will not have a material adverse effect on Paravant.

    Paravant is not a party to or involved in any other pending legal proceedings.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

    Paravant has selected the firm of KPMG LLP to serve as the independent auditors for Paravant for the current fiscal year ending September 30, 2000. That firm served as Paravant's independent auditors for its fiscal year ended September 30, 1999.

                             SHAREHOLDER PROPOSALS

    Shareholders interested in presenting a proposal for consideration at Paravant's annual meeting of shareholders in 2001 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and Paravant's bylaws. To be eligible for inclusion, shareholder proposals must be received by Paravant's Corporate Secretary no later than September 30, 2000.

                                 OTHER MATTERS

    As of the date of this proxy statement, Paravant knows of no business that will be presented for consideration at the Annual Meeting other than the item referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to Paravant will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgement of the proxy holder.

                                 ANNUAL REPORT

    A copy of Paravant's Annual Report for the fiscal year ended September 30, 1999 accompanies this Proxy Statement. Additional copies may be obtained by writing to Kevin J. Bartczak, Chief Financial Officer, at 1615A West Nasa Boulevard, Melbourne, Florida 32901.

                                          By Order of the Board of Directors,

                                          WILLIAM R. CRAVEN
                                          WILLIAM R. CRAVEN
                                          President, Chief Operating Officer and
                                          Secretary

Dated: Melbourne, Florida
January 24, 2000

PROXY

                                 APPENDIX 1

                                 PARAVANT INC.

           PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PARAVANT INC.
            FOR THE ANNUAL MEETING OF SHAREHOLDERS -- MARCH 23, 2000

    The undersigned hereby appoints William R. Craven and Kevin J. Bartczak, and each of them, as Proxies, each with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Paravant Inc. ('Paravant') which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Paravant to be held at the Sheraton Gateway Hotel Atlanta Airport, 1900 Sullivan Road, College Park, Georgia 30337 at 9:00 A.M. (local time) on March 23, 2000, and at any adjournment or postponement thereof.

    1. Election of Directors

                   [ ] FOR all nominees listed below                   [ ] WITHHOLD APPROVAL to vote for
                     (except as marked to the contrary below)            all nominees listed below

   Krishan K. Joshi, William R. Craven, James E. Clifford, Richard P. McNeight,
   C. Hyland Schooley, Michael F. Maguire and John P. Singleton

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL 1.
TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

    2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

    Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                     Date:______________________

                                                 _______________________________
                                                             Signature

                                                 _______________________________
                                                             Signature

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS